Exhibit 99.1

PRESS RELEASE

Contact: Scott Reynolds, 954-779-3600

FOR IMMEDIATE RELEASE – March 26, 2009

Scorpion Performance purchasing Crane Cams, holds Job Fair.

Fort Lauderdale, FL - Scorpion Performance, Inc., a manufacturer of precision parts for high performance engines, today announced that the company is in the process of buying Crane Cams, which closed its doors in February. In business for 56 years, Crane Cams is one of the best-known brands in the high performance automotive parts industry.

Scorpion Performance also held a huge Job Fair in the Crane Cams parking lot today. Almost all 280 former Crane employees attended the event and were treated to free food, drinks, catalogs, and Scorpion Racing Products T-shirts and hats.

During the Job Fair, Luke Whalen, General Manager and COO of Scorpion, announced to former Crane staffers that Scorpion intends to complete the purchase quickly and restore as many jobs as possible. Whalen told the job seekers, “You’re the people who know how to operate these machines. You’re the people we need.”

Scorpion’s owner, Rob Stopanio, also made an announcement about the purchase that drew rounds of applause from the former employees. Stopanio added that Crane’s senior management has been extremely helpful and is working hard to ensure a smooth transition.

The purchase of Crane seems a good fit for Scorpion, which manufactures rocker arms, lifters, pushrods, valves and valve springs. According to Scott Reynolds, Scorpion’s Vice President of Marketing, “Scorpion Performance is very well known for its high quality valve train parts. The addition of camshafts to our product line is a natural. We know that we can resume production and start selling large quantities of cams quickly.”

Scorpion Performance manufacturers millions of high performance engine parts that are marketed and distributed through its new retail division, Scorpion Racing Products (SRP).